Exhibit 99.1

Columbus Acquisition Corp Announces Pricing of $60 Million Initial Public Offering

New York, Jan. 22, 2025 (GLOBE NEWSWIRE) -- Columbus Acquisition Corp (the “Company”), a blank check company incorporated in the Cayman Islands, today announced the pricing of its initial public offering of 6,000,000 units at a price of $10.00 per unit. Each unit consists of one ordinary share and one right to receive one-seventh of one ordinary share upon consummation of an initial business combination. The units are expected to trade on The Nasdaq Global Market (“NASDAQ”) under the ticker symbol “COLAU” beginning January 23, 2025. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on NASDAQ under the symbols “COLA” and “COLAR,” respectively. The offering is expected to close on January 24, 2025, subject to customary closing conditions.

The Company has granted the underwriters a 45-day option to purchase up to 900,000 units at the initial public offering price to cover over-allotments, if any.

A.G.P./Alliance Global Partners is acting as the sole book-running manager for the offering. The Benchmark Company, LLC is acting as the co-manager for the offering.

A registration statement relating to the securities, as amended (File No. 333-283278) was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 22, 2025. The offering is being made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus  may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No securities regulatory authority has either approved or disapproved of the contents of this press release.

About Columbus Acquisition Corp

The Company is a blank check company incorporated in the Cayman Islands, sponsored by Hercules Capital Management VII Corp, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to identify a prospective target business which will not be limited to a particular industry or geographic location.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Columbus Acquisition Corp
Fen Zhang
Chairman and Chief Executive Officer
Email: eric.zhang@hercules.global
Tel: (+1) 949 899 1827